AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of July 1, 2011, is to the Investment Management Agreement made as of the 1st day of March, 2005 (the “Agreement”) by and between TEMPLETON GLOBAL INVESTMENT TRUST, a U.S. registered investment adviser and Delaware statutory trust (the “Trust”) on behalf of its series, TEMPLETON INCOME FUND (the “Fund”), and TEMPLETON GLOBAL ADVISORS LIMITED (the “Manager”).

WITNESSETH:

WHEREAS, both the Trust and the Manager wish to amend the Agreement; and

WHEREAS, the Board of Trustees approved a change to the name of the Fund from “Templeton Income Fund” to “Templeton Global Balanced Fund” on December 2, 2010.

            NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that effective July 1, 2011, the Fund’s name is changed to “Templeton Global Balanced Fund.”

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

TEMPLETON GLOBAL INVESTMENT TRUST

By: /s/ ROBERT C. ROSSELOT

                                                                  Robert C. Rosselot

                                                                  Vice President and Secretary

                                                            TEMPLETON GLOBAL ADVISORS LIMITED

By: /s/ GREGORY E. MCGOWAN

      Gregory E. McGowan

      Executive Vice President